FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-AA3

TERMS AGREEMENT
(to Underwriting Agreement,
dated February 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	New York, New York
4000 Horizon Way	May 25, 2006
Irving, Texas 75063

Credit Suisse Securities (USA) LLC (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2006-AA3, Mortgage Pass-Through Certificates, Series 2006-AA3 (the “Series 2006-AA3 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2006-AA3 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-132046). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2006-AA3 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the “Mortgage Pool”) of conventional, adjustable rate, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of May 1, 2006 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $400,039,963 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Term to Maturity: The original term to maturity of each Mortgage Loan shall be 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

Credit Suisse/First Horizon
FHAMS 2006-AA3 Underwriting Terms Agreement
187485

				Required Ratings
Class	Class Principal Balance	Initial Pass-Through Rate(1)	Class Purchase Price Percentage	Fitch	Moody’s
Class A-1	$356,489,000.00	6.4378%	101.250000000%	AAA	Aaa
Class A-2	$21,148,000.00	6.4378%	101.250000000%	AAA	Aa1
Class A-R	$100.00	6.4378%	101.250000000%	AAA	Aaa
Class B-1	$11,001,000.00	6.4378%	100.347656250%	AA	N/A
Class B-2	$3,801,000.00	6.4378%	99.796875000%	A	N/A
Class B-3	$2,800,000.00	6.4378%	95.003906250%	BBB	N/A

“N/A” indicates that these Classes of Offered Certificates are not rated by the applicable Rating Agency.
(1) The pass-through rates on the Offered Certificates are variable and will be calculated as described in the
Prospectus Supplement.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

The Underwriter agrees, severally and not jointly, subject to the terms and conditions contained herein and in the Underwriting Agreement, to purchase the principal balances of the Classes of Certificates specified below its name:

Class	Credit Suisse Securities (USA) LLC
Class A-1	$356,489,000.00
Class A-2	$21,148,000.00
Class A-R	$100.00
Class B-1	$1,001,000.00
Class B-2	$3,801,000.00
Class B-3	$2,800,000.00

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, May 30, 2006 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

Credit Suisse/First Horizon
FHAMS 2006-AA3 Underwriting Terms Agreement
187485

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By: ______________________________
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:     _____________________________
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:    ______________________________
  Name: Terry L. McCoy
  Title: Executive Vice President

Credit Suisse/First Horizon
FHAMS 2006-AA3 Underwriting Terms Agreement
187485